CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 29 to the Registration Statement on Form N-1A (the "Registration Statement") of our report dated January 29, 2001, relating to the financial statements and financial highlights appearing in the December 31, 2000 Annual Report to Shareholders of Vanguard Institutional Index Fund, which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the headings "Financial Highlights" in the Prospectuses, which are incorporated by reference in the Registration Statement, and under the headings "Financial Statements" and "Service Providers--Independent Accountants" in the Statement of Additional Information.




PricewaterhouseCoopers LLP
Philadelphia, PA


December 10, 2001